EXHIBIT 11

                     FIRST COMMERCE CORPORATION AND SUBSIDIARIES

                          COMPUTATION OF EARNINGS PER SHARE
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                                                            Year Ended
                                                            December 31
                                             --------------------------------------
(dollars in thousands except per share data)    1994         1993        1992
                                             ------------ ------------ ------------
Primary earnings per share
- ----------------------------------
Weighted average number of common shares
  outstanding                                 26,160,191   25,893,194   23,398,079
Shares from assumed exercise of options,
    net of treasury stock method                 157,051      239,017      330,461
                                             ------------ ------------ ------------
                                              26,317,242   26,132,211   23,728,540
                                             ============ ============ ============

Net income                                       $63,684      $95,214      $72,475
Preferred dividend requirements                    4,347        4,348        4,076
                                             ------------ ------------ ------------
Income applicable to common shares               $59,337      $90,866      $68,399
                                             ============ ============ ============
Per common share                                   $2.25        $3.48        $2.88


Fully diluted earnings per share
- ----------------------------------
Weighted average number of shares
  outstanding, net of shares held in treasury 26,160,191   25,893,194   23,398,079
Shares from assumed exercise of options,
    net of treasury stock method                 158,147      221,106      370,560
Shares from assumed conversion of dilutive
  convertible notes and debentures:
      Preferred stock                          2,793,283    2,794,085    2,626,806
      Convertible debentures                         -      3,216,618    3,172,920
                                             ------------ ------------ ------------
                                              29,111,621   32,125,003   29,568,365
                                             ============ ============ ============
Income applicable to common shares               $59,337      $90,866      $68,399
Expenses that would not have been incurred
  if assumed conversions occurred:
      Preferred dividend requirements              4,347        4,348        4,076
      Interest expense, net of tax                   -          6,962        7,121
                                             ------------ ------------ ------------
Income applicable to common shares plus
  expenses that would not have been incurred
  if assumed conversions occurred                $63,684     $102,176      $79,596
                                             ============ ============ ============
Per common share                                   $2.19        $3.18        $2.70



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